Exhibit 99.1

                                                                   [EXELON LOGO]
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News Release

From:      Exelon Corporation                              For Immediate Release
           Corporate Communications                        November 3, 2003
           P.O. Box 805379 Chicago, IL 60680-5379

Contact: Don Kirchoffner, 312.394.3001
           Tabrina Davis, 312.394.7919
           Linda Marsicano, 312.394.3099

          Exelon Corporation Announces Acquisition of Illinois Power's
                             Assets from Dynegy Inc.

CHICAGO (November 3, 2003) - Exelon Corporation, the parent company of Illinois utility ComEd, today announced that it has entered into an agreement with Dynegy Inc., to acquire substantially all of the operating assets of Illinois utility Illinois Power. The purchase price of $2.225 billion includes the assumption of approximately $1.8 billion of Illinois Power's debt at closing, a $150 million promissory note from Exelon and approximately $275 million of cash, subject to adjustment for working capital. The acquisition is expected to help protect jobs, guarantee long-term, stable electric rates for millions of customers and ensure reliable service for ComEd and Illinois Power customers. Exelon officials said the acquisition is consistent with the company's strategy to provide sustainable and predictable earnings and cash flow growth.

Each company's board of directors approved the acquisition. It also requires the approval of the Illinois Commerce Commission (ICC), the Federal Energy Regulatory Commission, the Securities and Exchange Commission, and other federal agencies. Depending on the timing of these regulatory approvals the transaction is expected to close in the fourth quarter of 2004.

"We believe that this transaction will be good for Exelon's customers, employees and investors and Illinois Power's customers and employees," said Exelon Chairman and CEO John W. Rowe. "This agreement has the potential to establish long-term, stable and reasonable rates for millions of ComEd and Illinois Power customers, and provide stability for the working men and women of Illinois Power. However, to make this work, we will need additional clarity and certainty after the state-mandated transition period ends on December 31, 2006."

Rowe said that the passage of legislation that will be introduced in the Illinois General Assembly during its November session is necessary to facilitate the acquisition. Exelon, ComEd, Dynegy and Illinois Power, as well as a broad and diverse base of labor, business and community groups, are supporting the legislation, which would authorize the ICC to complete a review of the transaction within nine months.

The legislation would give the ICC the authority to set rates for four years after the transition period ends in 2006, which would pave the way for stable rates for smaller ComEd and Illinois Power customers through the end of 2010. Even with a modest increase in rates in 2007, ComEd and Illinois Power's smaller customers would still be paying rates well below those of the early 1990s.



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In addition, with set rates customers will be protected against volatile electric bills. If there are spikes in gas and wholesale electric prices, Exelon bears the risk since customers will have the benefit of a stable rate. If gas and wholesale electric prices go down, customers have the option to switch to another electric company and take advantage of lower prices that competitors offer.

"We believe this transaction will help the Illinois Power business regain financial strength and stability, but we need to move forward sooner rather than later," Rowe said. "Exelon, ComEd and Illinois Power want to provide electricity to smaller customers at prices that do not vary with gas prices and nuclear performance, but to do that, ComEd and Illinois Power must have a better idea of what the future holds. In the utility world, 2007 is right around the corner. We need to start planning now."

"Competition is working for large consumers, for utilities and for our electric supply competitors," Rowe said. "This acquisition will help support the competitive marketplace. By bringing pro-competitive rules to more of the state's electric market, it will be easier for competitors to navigate across a larger area and customer base."

Exelon has demonstrated that it is willing to make the investments necessary to maintain and improve electric reliability, including investing more than $2 billion over the past five years to improve and maintain ComEd's electric system. Through any transaction, Exelon's commitment to reliable electric service would be reflected in investments in Illinois Power's infrastructure.

Following the approvals required for Exelon's acquisition, the Illinois Power business will retain its name and will be operated as a separate unit under Exelon's energy delivery business. In addition, Illinois Power's 1,800 employees will become part of Exelon. Illinois Power will also join the PJM Interconnection as a part of the acquisition. ComEd expects to join PJM next spring. ComEd will continue to serve Northern Illinois, and Illinois Power will continue to serve Central and Southern Illinois.

Conference call information: Exelon has scheduled a conference call for 11 AM ET (10 AM CT) on November 3. The call-in number in the US is 877-715-5317 and the international call-in number is 973-582-2720. No password is required. Media representatives are invited to participate on a listen-only basis.

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     Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants' 2002 Annual
      Report on Form 10-K - ITEM 7. Management's Discussion and Analysis of
       Financial Condition and Results of Operations-Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants' 2002 Annual Report on Form 10-K - ITEM 8.
     Financial Statements and Supplementary Data: Exelon - Note 19, ComEd -
            Note 16, PECO - Note 18 and Generation - Note 13 and (c) other factors discussed in filings with the United States Securities and
            Exchange Commission (SEC) by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this release.

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and
           Pennsylvania and gas to more than 440,000 customers in the
                  Philadelphia area. Exelon is headquartered in
              Chicago and trades on the NYSE under the ticker EXC.